Exhibit 10.1

EQUITY PURCHASE AGREEMENT

August 13, 2018

Party A: Chun-Chung CHEN

Party B: NowNews Digital Media Technology Co., Ltd. (OTCQB trading symbol: “NDMT”)

WHEREAS, Party B intends to dispose its wholly-owned subsidiary, Worldwide Media Investments Corp. and Party A intends to purchase 100% of the equity interest of Worldwide Media Investments Corp. from Party B.

THEREFORE, Party A and Party B agree to the terms set forth in below based on the commitments, warranties and conditions of the Equity Purchase Agreement (this “Agreement”):

I.	Purchase

Method of Purchase

Party B agrees to sell 20,000,000 ordinary shares of Worldwide Media Investments Corp., constituting its 100% of the equity interest, to Party A in exchange for an aggregate of $7,500,000. The transfer of the shares shall be completed within thirty (30) business days after the execution date of this Agreement.

II.	Rights and Obligations

After Party A obtains 100% of the equity interest of Worldwide Media Investments Corp. from Party B, Party A shall accept Worldwide Media Investments Corp.’s relevant rights and obligations. Party B shall inform Party A of all of its rights and obligations. Party B shall not refuse or delay to perform such obligations for any reasons.

III.	Obligation of Confidentiality

Both Parties shall keep confidential and not publish or otherwise disclose to a third party, directly or indirectly, for any purpose, any confidential information indicated in this Agreement regarding the details of this transaction. In the event that any party has the necessity to disclose any aforementioned confidential information because of the laws, orders from the court of other authorities, or any other special circumstances that require the disclosure of such information, such party shall immediately notify the other party in writing of such necessity. Provided, the parties agree that, the special circumstances are limited to tax declaration, tax investigations conducted by the governmental authorities, or because of the compliance of other legal regulations that are not violating this Agreement, and the confidential information will not be used publicly. Otherwise, the parties shall not disclose the confidential information to a third party. In the event that this Agreement is terminated, the parties hereto shall be subject to the confidentiality obligations under this Agreement within two years after the termination of this Agreement.

IV.	Termination/Invalidation of the Agreement

4.1	Termination by Any of the Parties

If any party violates any provisions of this Agreement, and fails to take remedial and corrective measures within 15 days, the other parties shall have the right to terminate this Agreement.

4.2	The Effectiveness of the Termination

In the event that this Agreement is terminated in accordance with the Section 4.1 above, none of the parties is liable for providing compensation or damages to the other parties for the termination of this Agreement; however, the rights or liabilities of the parties existed prior to the termination shall not be not affected by the termination of this Agreement.

V.	Miscellaneous

5.1	Amendment to this Agreement

This Agreement shall not be amended or revised unless the contracting parties provide consent in writing.

5.2	Expenses

Except as otherwise agreed by the parties, the expenses incurred due to the completion of the transactions under this Agreement (including but not limited to attorneys' fees) shall be borne by the each party itself.

5.3	Integrity

This Agreement is an integral contract of transactions, and replaces all of the prior oral and written acknowledgement and agreements.

5.4	Choice of Law

The interpretation and enforcement of this Agreement is governed by the laws of the State of Nevada, United States.

5.5	Dispute Resolution

All parties agree that all disputes related to this Agreement shall be resolved by the parties through friendly means. Any dispute or claim that is related to this Agreement, or related to the breach of this Agreement, which is not properly settled shall be resolved by arbitration. The arbitral proceedings shall be conducted in the State of Nevada, United States, in accordance with the relevant regulations of the State of Nevada, United States.

5.6	Notice

Any and all of the notices among the two parties related to this Agreement shall be in writing and shall be sent by fax or registered mail; if sent by registered mail, on the 5th day after the date of the postmark, it shall be deemed to have been delivered to the other party; if sent by fax, it will be deemed to have been delivered on the next business day after the transmission. The notice shall indicate the addresses of the following parties:

Party A

Receiver:	Chun-Chung Chen
Address:	51 Jilong Road Second Part, 16th Floor, Xinyi District, Taipei City, Taiwan

Party B:

NowNews Digital Media Technology Co., Ltd.
Attn:	Chi-Yuan Chang
Address:	4F, No. 32, Ln. 407, Sec. 2. Tiding Road
Neihu District, Taipei City, Taiwan

5.7	Copy

This Agreement may be executed in two counterparts, both of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

Agreed and Accepted by:

Party A

Buyer:	Chun-Chung CHEN

ID Number:

Party B

Seller:	NowNews Digital Media Technology Co., Ltd.

Representative:
Alan Chen
Chairman

_______, 2018